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Exhibit 11.1:   Statement re:  Computation of Per Share Earnings.

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
                                                          Three Months Ended
                                                               March 31,
                                                         1998             1997
                                                    -----------     ------------
Basic:
  Average shares outstanding                          8,314,845       7,993,947
  Net Income                                            857,000         753,000
  Per share amount                                  $     .1031     $     .0942

Dilutive:
   Average shares outstanding                         8,314,845       7,993,947
   Net effect of dilutive stock options --
       based on the treasure stock method using
       period-end market price, if higher than
       average market price                           2,246,244       1,897,633
Assumed conversion of Class A convertible
      Preferred Stock                                   840,000       1,092,000
Total                                                11,401,089      10,983,580
Net Income                                          $   878,000     $   791,000
Per share amount                                    $     .0770     $     .0720
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